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Exhibit 10.1

FORM OF EXCHANGE AGREEMENT

        THIS EXCHANGE AGREEMENT, dated as of August [    ], 2005 (the "Agreement"), is by and between ValueClick, Inc., a Delaware corporation ("Parent"), and [    ] (the "Stockholder"), a [    ] and a stockholder of Fastclick, Inc., a Delaware corporation (the "Company"). Terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

        WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, Acquisition and the Company are entering into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the "Merger Agreement"), which provides for (a) the Offer by Parent to purchase all of the outstanding Shares of the Company and (b) the merger of Acquisition with and into the Company (the "Merger").

        WHEREAS, as of the date hereof, the Stockholder owns (beneficially and of record) an aggregate of [    ] Shares (all Shares so owned and which may hereafter be acquired by the Stockholder prior to the termination of this Agreement, whether by means of purchase, dividend, distribution or otherwise, being referred to herein as the "Owned Shares");

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder enter into this Agreement; and

        WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Stockholder is willing to enter into this Agreement; and

        WHEREAS, for U.S. federal income tax purposes it is intended that this Agreement be treated as part of the transaction that includes the Offer and the Merger, and that such transactions together qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, and that this Agreement constitute part of the "plan of reorganization" for purposes of Sections 354 and 361 of the Code.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Stockholder hereby agree as follows:

ARTICLE 1

COVENANTS OF THE STOCKHOLDER

        Section 1.1.    Tender of Shares.    In no event later than two (2) business days prior to the Initial Expiration Date or, if the Offer is extended, two (2) business days prior to the Expiration Date, the Stockholder shall tender (or cause to be tendered) all of the Owned Shares in exchange for shares of Parent Common Stock pursuant to and in accordance with the Offer, and shall not withdraw or revoke such tender (or cause such tender to be withdrawn or revoked), except in the event that this Agreement has been terminated in accordance with Section 4.2 below. Notwithstanding the foregoing, this Section 1.1 will be of no force and effect and shall not constitute a binding covenant or agreement of the Stockholder to the extent that, but only for so long as, this Section 1.1 or the Stockholder's performance of this Section 1.1 would result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, the Public Offering Lock-Up Agreement (as defined herein); it being understood that, at such time that this Section 1.1 ceases to result in a violation or breach of, or to constitute (with or without due notice or lapse of time or both) a default under, the Public Offering Lock-Up Agreement, this Section 1.1 shall thereafter be a binding and enforceable covenant and agreement of the Stockholder.

        Section 1.2.    No Inconsistent Actions.    Except as contemplated by this Agreement and the Merger Agreement, the Stockholder shall not, during the term of this Agreement (a)(i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or (ii) consent to any transfer of, any or all of the Owned Shares or any interest therein, or (iii) create or permit to exist any Lien on the Owned Shares, (b) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Owned Shares or any interest therein, (c) grant any proxy, power-of- attorney or other authorization in or with respect to the Owned Shares, (d) deposit the Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Owned Shares, (e) take any other action that would in any way restrict, limit or interfere with the transactions contemplated hereby or the Merger Agreement, or the performance of its obligations hereunder (f) object to, or otherwise commence or support any proceeding or material action to oppose, the Offer or take any action that is materially inconsistent with the covenants of the Stockholder included herein or would unreasonably delay the consummation of the Offer.

        Section 1.3.    Stop Transfer.    The Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Owned Shares, unless such transfer is made in compliance with this Agreement.

        Section 1.4    Disclosure.    The Stockholder agrees that it shall not make any announcement of disclosure regarding this Agreement or the transactions contemplated hereby without the prior written consent of Parent, except disclosures required by law or judicial order.

        Section 1.5.    No Solicitation.    During the Term, the Stockholder shall not, nor shall it permit or authorize any of its affiliates, officers, directors, employees, agents or representatives (collectively, the "Representatives") to, (a) solicit, initiate or encourage, directly or indirectly, any inquiries regarding, or the submission of, any proposal for a Third Party Acquisition or (b) enter into any agreement with respect to any proposal for a Third Party Acquisition or approve or resolve to approve any proposal for a Third Party Acquisition; provided, however, that nothing herein shall prevent the Stockholder from complying with its obligations under Section 13(d) of the Exchange Act. Upon execution of this Agreement, the Stockholder shall, and it shall cause each of its Representatives to, immediately cease any existing activities, discussions or negotiations with any parties with respect to any of the foregoing. The Stockholder shall promptly notify Parent in the event it receives any proposal or inquiry concerning a Third Party Acquisition, including the terms and conditions thereof and the identity of the party submitting such proposal, and the Stockholder shall advise Parent from time to time of the status and any material developments concerning the same.

        Section 1.6.    Capacity as Stockholder.    The Stockholder signs this Agreement solely in the Stockholder's capacity as a stockholder of the Company, and not in the Stockholder's capacity as a director, officer or employee of the Company or any of its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall in any way restrict a director, officer or both of the Company in the exercise of his or her fiduciary duties consistent with the terms of the Merger Agreement as a director of the Company or prevent or be construed to create any obligation on the part of any director, officer of both of the Company from taking any action in his or her capacity as a director or officer of the Company.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

        The Stockholder hereby represents and warrants to Parent as follows:

        Section 2.1.    Organization; Authority Relative to this Agreement.    The Stockholder has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, including, without limitation, the tender of the Owned Shares in the Offer. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action on the part of the Stockholder, and no other actions on the part of the Stockholder are necessary to authorize this Agreement or to perform the Stockholder's obligations hereunder. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery hereof by Parent, constitutes a valid, legal and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to any applicable bankruptcy, insolvency (including all applicable laws relating to fraudulent transfers), reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

        Section 2.2.    Consents and Approvals; No Violations.    Except for filings, permits, authorizations, consents and approvals as may be required under applicable requirements of the Exchange Act and the HSR Act and any filings under similar merger notification laws or regulations of foreign Governmental Entities, no filing with or notice to and no permit, authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery and performance by the Stockholder of this Agreement, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not prevent or delay the performance by the Stockholder of the obligations to be performed by it under this Agreement.. Neither the execution, delivery and performance of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby will (i) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien on the Owned Shares) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or its properties or assets are bound or (ii) violate any order, writ, injunction or decree to which the Stockholder is subject, or, subject to the receipt of the filings, permits, authorizations, consents and approvals referred to in the first sentence of this Section 2.2, any law, statute, rule or regulation applicable to the Stockholder or any of its properties or assets, except for violations, breaches or defaults that would not prevent or delay the performance by the Stockholder of the obligations to be performed by it under this Agreement.

        Section 2.3.    Title to Shares.    The Stockholder is the sole legal and record owner of the Owned Shares, free and clear of any pledge, lien, security interest, mortgage, trust, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind ("Encumbrances"), other than Encumbrances imposed by the securities laws or pursuant to this Agreement, the Merger Agreement, or the Public Offering Lockup Agreement (as defined below), or Encumbrances that would not conflict with this Agreement or prohibit the Stockholder's performance of its obligations hereunder.

        Section 2.4.    Certain Commitments.    The Stockholder hereby represents that the Stockholder is not, and that from the date hereof through and including the Closing Date, neither the Stockholder nor any transferee of the Owned Shares shall become, subject to a binding commitment to sell, exchange or transfer by gift (or take any other action that would be treated for federal income tax purposes as a disposition of) any of the Offer Consideration to be received by it pursuant to the Offer.

        Section 2.5    Other.    The Stockholder has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. The Stockholder has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, sufficient information necessary for the Stockholder to decide to tender the Owned Shares pursuant to the Offer.

        Section 2.6    Release From Public Offering Lockup Agreement.    The Stockholder has received any and all releases from the lock-up agreement by and among the Company, Credit Suisse First Boston LLC, Citigroup Global Markets Inc., Thomas Weisel Partners LLC and Jefferies Broadview, a division of Jefferies & Company, Inc., and the Stockholder, dated December 17, 2004, and executed and delivered in connection with the Company's initial public offering (the "Public Offering Lock-Up Agreement"), necessary in order to allow the Stockholder to enter into this Agreement and to perform its obligations hereunder. Parent hereby acknowledges that it has received a copy of the Public Offering Lock-Up Agreement.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent hereby represents and warrants to the Stockholder as follows:

        Section 3.1.    Organization; Authority Relative to this Agreement.    Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent, and no other actions on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof by the Stockholder, constitutes a valid, legal and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to any applicable bankruptcy, insolvency (including all applicable laws relating to fraudulent transfers), reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

        Section 3.2.    Consents and Approvals; No Violations.    Except for filings, permits, authorizations, consents and approvals as may be required under applicable requirements of the Exchange Act and the HSR Act and any filings under similar merger notification laws or regulations of foreign Governmental Entities, no filing with or notice to and no permit, authorization, consent or approval of any Governmental Entity is necessary for the execution and delivery by Parent of this Agreement or the consummation by Parent of the transactions contemplated hereby, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not prevent or delay the performance by Parent of the obligations to be performed by it under this Agreement. Neither the execution, delivery and performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby will (i) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or its properties or assets are bound or (ii) violate any order, writ, injunction or decree to which Parent is subject, or any law, statute, rule or regulation applicable to Parent or any of its properties or assets, except for violations, breaches or defaults that would not prevent or delay the performance by Parent of the obligations to be performed by it under this Agreement.

ARTICLE 4.

MISCELLANEOUS

        Section 4.1.    Securities Act.    The Stockholder acknowledges that it has been advised by its counsel as to its ability to offer or sell shares of Parent Common Stock without registration under the Securities Act. The Stockholder shall not acquire shares of Parent Common Stock pursuant to the Offer with a view to distribution, except in compliance with the Securities Act.

        Section 4.2.    Termination.    This Agreement shall terminate and be of no further force and effect (a) upon the written mutual consent of the parties hereto, (b) by the Stockholder, upon termination of the Merger Agreement pursuant to Section 7.1 therein or (c) automatically and without any required action of the parties hereto upon the withdrawal by Parent of the Offer. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

        Section 4.3.    Further Assurance.    Subject to the terms and conditions of this Agreement, from time to time, at another party's request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transaction contemplated by this Agreement.

        Section 4.4.    Certain Events.    The Stockholder agrees that this Agreement and the Stockholder's obligations hereunder shall attach to the Owned Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Owned Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of the Owned Shares, the transferor shall remain liable for the performance of all its obligations under this Agreement.

        Section 4.5.    Amendment.    This Agreement may be amended by action taken by the Stockholder and Parent. This Agreement may be amended only by an instrument in writing signed on behalf of the Stockholder and Parent.

        Section 4.6.    Extension; Waiver.    At any time prior to the termination of this Agreement, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document certificate or writing delivered pursuant hereto or (c) waive compliance by another party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

        Section 4.7.    Entire Agreement; Assignment.    This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Parent may assign any or all of its rights and obligations under this Agreement to any wholly-owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

        Section 4.8    Validity.    If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

        Section 4.9.    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

if to Parent:	ValueClick, Inc. 30699 Russell Ranch Road, Suite 250 Westlake Village, CA 91361 Telecopier: Attention: General Counsel
with a copy to:	Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, CA 90071 Telecopier: (213) 229-6765 Attention: Bradford P. Weirick
if to the Stockholder to:	[ ] Telecopier: Attention:
with a copy to:	Goodwin Procter LLP Exchange Place Boston, MA 02109 Telecopier: (617) 523-1231 Attention: Mark T. Bettencourt

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

        Section 4.10.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

        Section 4.11.    Descriptive Headings; Section References.    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references herein to Articles, Sections, subsections, paragraphs and clauses are references to Articles, Sections, subsections, paragraphs and clauses of this Agreement unless specified otherwise.

        Section 4.12    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

        Section 4.13    Expenses.    Except as otherwise expressly set forth herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

        Section 4.14.    Specific Performance and Other Remedies.

          (a)   The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

          (b)   Notwithstanding the provisions of Section 4.14(a) and subject to the last sentence of this Section 4.14(b) and to Section 4.14(d), in light of the direct and substantial damages that Parent would suffer as a result of any Violation by the Stockholder of this Agreement, in the event that Parent terminates the Merger Agreement pursuant to Section 7.1(d)(vii) of the Merger Agreement as a result of any breach or Anticipatory Breach (as defined below) of Sections 1.1 through 1.5 of this Agreement by the Stockholder (and, with respect to any breach or Anticipatory Breach by the Stockholder of Sections 1.2(a)(iii), 1.2(e), 1.2(f) or 1.5 hereof, only if such breach or Anticipatory Breach is knowing and willful) (a "Violation"), Parent in its sole discretion may, in lieu of obtaining specific performance pursuant to Section 4.14(a), cause the Stockholder to pay to Parent as liquidated damages for such Violation, immediately upon such termination of the Merger Agreement, the sum of (i) Six Million Five Hundred Thousand Dollars ($6,500,000) and (ii) an amount equal to the aggregate of all expenses undertaken by Parent in connection with the execution of the Merger Agreement and the consummation of the transactions contemplated thereunder (such amount referred to in this clause (ii) not to exceed Two Million One Hundred and Fifty Thousand Dollars ($2,150,000)) (such sum referred to in clauses (i) and (ii), the "Exchange Agreement Termination Fee"). For greater clarity, in no event shall the Stockholder be obligated to pay the Exchange Agreement Termination Fee as a result of the acts or omissions of any party other than the Stockholder. In the event that Parent terminates the Merger Agreement pursuant to Section 7.1(d)(vii) of the Merger Agreement as a result of a Violation by both (i) Highland Capital Partners VI Limited Partnership, Highland Capital Partners VI-B Limited Partnership, Highland Entrepreneurs' Fund VI Limited Partnership (collectively, "Highland") and (ii) Oak Investment Partners XI, Limited Partnership ("Oak"), then the Stockholder shall be liable to pay the Exchange Agreement Termination Fee as liquidated damages; provided, however, that in no event shall Parent be entitled to receive from Oak and Highland an aggregate amount greater than the Exchange Agreement Termination Fee.

          (c)   Notwithstanding anything set forth herein, the Stockholder shall not be required to pay the Exchange Agreement Termination Fee to Parent pursuant to this Agreement in the event that (i) the Company pays the Termination Fee (as defined in the Merger Agreement) in full to Parent pursuant to Section 7.3(a) of the Merger Agreement in connection with any termination of the Merger Agreement or (ii) another stockholder pays an Exchange Agreement Termination Fee in such amount pursuant to Section 4.14 of any Exchange Agreement entered into by such stockholder and Parent substantially simultaneously with this Exchange Agreement.

          (d)   Stockholder acknowledges and agrees that, unless and until the Company has actually paid to Parent a Termination Fee (as defined in the Merger Agreement) or another stockholder of the Company has actually paid an Exchange Agreement Termination Fee pursuant to Section 4.14 of any other Exchange Agreement entered into by such stockholder and Parent, the Stockholder's obligation to pay the Exchange Agreement Termination Fee pursuant to this Section 4.14 shall be a separate, direct obligation to Parent, and, except as provided in the following sentence, it shall not be a defense to such obligation that the Company or such other stockholder is (or may be) obligated to pay such fees to Parent. Notwithstanding anything to the contrary set forth herein, in the event that the Company may be obligated to pay a Termination Fee (as defined in the Merger Agreement), Parent shall be required first to seek recovery of the Termination Fee (as defined in the Merger Agreement) from the Company before pursuing recovery of any Exchange Agreement Termination Fee from the Stockholder; and, if it is ultimately determined that Parent is not entitled to recover a Termination Fee from the Company, Parent shall be entitled to pursue recovery of the Exchange Agreement Termination Fee from the Stockholder in accordance with this Section 4.14..

          (e)   For the purposes of this Agreement, "Anticipatory Breach" shall mean that the Stockholder has delivered to Parent a written notice which states that the Stockholder does not intend to honor an obligation of the Stockholder set forth in Sections 1.1 through 1.5 hereof.

        Section 4.15.    Counterparts.    This Agreement may be executed by facsimile in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

        Section 4.16    No Agreement Until Executed.    Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company's Certificate of Incorporation, the possible acquisition of the Shares by the Parent pursuant to the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

        Section 4.17.    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement, and, therefore, waive the application of any applicable law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        Section 4.18.    Waiver of Jury Trial.    Each of Parent and the Stockholder hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this agreement or the actions of Parent or the Stockholder in the negotiation, administration, performance and enforcement hereof.

        IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be executed as of the date first written above.

VALUECLICK, INC.
By:
Name:
Title:
[STOCKHOLDER]
By:
By:
Name:
Title:

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  Exhibit 10.1